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                                                                   Exhibit 10.31

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT entered into as of the 1st day of February, 2001, between and among FirstMerit Corporation, an Ohio corporation ("FirstMerit"), FirstMerit Bank, N.A., a national banking association ("FirstMerit Bank") (collectively sometimes "FirstMerit"), and Sid A. Bostic ("Executive").

                                    RECITALS:

         FirstMerit and FirstMerit Bank desire to employ Executive for a period certain, subject, however, to the terms and conditions of this Agreement.

         IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT

         FirstMerit hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 3 of this Agreement.

2. DUTIES

         During the Term (as defined in Section 3), Executive shall serve FirstMerit and FirstMerit Bank as its President and Chief Operating Officer in accordance with directions from the Chief Executive Officer and FirstMerit's Board of Directors, and in accordance with FirstMerit's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations (as both may be amended from time to time). Executive will report directly to the Chairman and Chief Executive Officer. While Executive is employed by FirstMerit as a full-time employee, Executive shall serve FirstMerit faithfully, diligently, competently and to the best of his ability, and will exclusively devote his full time, energy and attention to the business of FirstMerit and to the promotion of its interests. Executive shall not, without the written consent of the Chairman and Chief Executive Officer and the Board of Directors of FirstMerit, render services to or for any person, firm, corporation or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and whether or not it is paid directly or indirectly to Executive. Nothing in this Section 2 shall preclude Executive from managing his personal investments and affairs, provided that such activities in no way interfere with the proper performance of his duties and responsibilities as President and Chief Operating Officer.

3. TERM OF EMPLOYMENT

         The term of this Agreement (the "Term") shall commence as of February 1, 2001, and shall continue for a period of three (3) years ending on January 31, 2004, unless this Agreement


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has been earlier terminated in accordance with the provisions of Section 7 hereof. Following expiration of the Term, Executive's employment status will be "at will."

4. COMPENSATION

4.1 BASE SALARY. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to FirstMerit under this Agreement a basic salary of Four Hundred Thousand Dollars ($400,000) per year, which will be payable in semi-monthly installments, and which will be subject to annual review by the Compensation Committee as approved by the Board of Directors (the base salary, as may be adjusted from time to time, is referred to herein as the "Base Salary").

4.2 BONUS. In addition to the Base Salary, Executive will receive with respect to each calendar year a bonus in accordance with FirstMerit's Incentive Compensation Plan ("ICP"), a copy of which has been delivered to Executive, as may be amended from time to time. Bonuses will be determined by FirstMerit's Compensation Committee in accordance with the terms of the ICP, subject to approval by the Board of Directors, and ordinarily will be paid during the first quarter of the year following the year to which the bonus relates.

4.3 WITHHOLDING. All compensation payable to Executive pursuant to this Section 4 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, the Executive's share, if any, of any payroll taxes, and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

5. OTHER BENEFITS OF EMPLOYMENT

5.1 RETIREMENT BENEFITS

         (A) PENSION PLAN. Executive will participate in the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries (the "Pension Plan"), a copy of the summary plan description of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

         (B) EMPLOYEES' SALARY SAVINGS RETIREMENT PLAN. Executive will be entitled to participate in the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan (the "401(k) Plan"), a copy of the summary plan description of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

         (C) SERP. Executive will participate in the FirstMerit Corporation Executive Supplemental Retirement Plan (the "SERP"), a copy of which has been provided to Executive, in accordance with the provisions of the SERP, as may be amended from time to time and as may be modified by the provisions of the Membership Agreement entered into by FirstMerit and Executive in connection with the SERP.


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         (D)      TOP HAT PLAN. Executive will be entitled to participate in the
                  FirstMerit Corporation Unfunded Supplemental Benefits Plan
                  (the "Top Hat Plan"), a copy of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

5.2 CHANGE IN CONTROL TERMINATION AGREEMENT. FirstMerit and Executive have entered into a a Change in Control Termination Agreement, dated of even date with this Agreement, the terms of which provide for the continuation of compensation and certain benefits in the event of certain terminations of employment of Executive following a Change in Control. The terms of such Agreement provide, subject to certain limitations, for continuation for a period of thirty (30) months of the Base Salary, incentive compensation, medical, life, and accidental death and dismemberment insurance under FirstMerit plans and payment of premiums as provided in Section 5.3. The Change in Control Termination Agreement will also provide that if any compensation or benefits payable under such Agreement, alone or in conjunction with other compensation or benefits received by Executive, constitute "parachute payments," within the meaning of Section 280G of the Internal Revenue Code (the "Code") or the regulations adopted or proposed thereunder, then the compensation and benefits payable under the Agreement will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater benefit, net after taxes, than the Executive would receive absent a reduction.

5.3 EXECUTIVE LIFE INSURANCE. During such time as Executive is employed by FirstMerit, FirstMerit shall pay the premiums, plus forty percent (40%) of such premiums as a gross-up amount, on a permanent whole life insurance policy which shall be owned by Executive and which shall provide Executive with Seven Hundred Fifty Thousand Dollars ($750,000) in life insurance. Executive will be responsible for the payment of all taxes associated with the payment of the premiums and the gross-up amount. FirstMerit's obligations under this Section
5.3 will cease upon the termination of Executive's employment for any reason (other than retirement), except to the extent provided otherwise in the Change in Control Termination Agreement or pursuant to Section 7.5(A). Executive acknowledges that a physical examination will be required by the insurer.

5.4 DISABILITY. Executive will be entitled to participate in FirstMerit's Long-Term Disability Plan applicable to executive level employees of FirstMerit, and in FirstMerit's Short-Term Illness Program, all in accordance with the provisions of such programs as may be amended from time to time.

5.5 MISCELLANEOUS BENEFITS. Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by FirstMerit from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of FirstMerit who participate in such employee benefit plans (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

5.6 STOCK OPTION AND GRANTS. During the term of this Agreement, Executive shall be eligible to participate in the FirstMerit Corporation 1999 Stock Option Plan, as the same may be


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amended from time to time, and such other equity-based compensation plans or programs as may be adopted by FirstMerit during the term of this Agreement, and to receive such awards under such Plan or plans as may be authorized and approved by the Board from time to time.

5.7 INCOME TAX PREPARATION. FirstMerit will reimburse Executive for fees incurred in connection with personal income tax preparation in an amount not to exceed Seven Hundred Fifty Dollars ($750) per year.

5.8 CLUB DUES. FirstMerit will pay, or reimburse Executive for, all membership dues and special assessments, and any sales tax assessed or payable with respect to such dues or assessments, incurred in connection with the Executive's membership in a country club chosen by the Executive in his sole discretion.

5.9 TAXES AND WITHHOLDING. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 5, and FirstMerit will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes.

6. OTHER PROVISIONS RELATING TO EMPLOYMENT

6.1 EXECUTIVE PHYSICAL EXAMINATION. Approximately every two (2) years, Executive will undergo an executive physical examination by physicians (not including any physicians who have performed or are then performing medical services for Executive) of the Cleveland Clinic or comparable facility. The expenses of the physical examinations required under this Section 6.1 (but not any treatment in connection therewith), which are not otherwise covered by FirstMerit-sponsored medical plans, will be borne by FirstMerit.

6.2 VACATION. Executive will be entitled to five (5) weeks paid vacation and ten
(10) bank holidays per year.

6.3 BOARD OF DIRECTORS. FirstMerit will agree to nominate the Executive at such times as necessary so that Executive remains a director of FirstMerit during his employment by FirstMerit. Nothing in this Section 6.3 shall require FirstMerit or its Board to decline to nominate an existing Director at the expiration of such Director's term.

7. TERMINATION

7.1 DEFINITIONS

         (A) "Change in Control" shall mean the occurrence of any one of the following events:

                  (i) individuals who, on April 19, 2000, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to April 19, 2000 whose election or nomination for election was approved by a


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                           vote of at least 2/3rds of the Incumbent Directors
                           then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                  (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:

                           (a)      by the Company or any Subsidiary,

                           (b) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary,

                           (c) by any underwriter temporarily holding securities pursuant to an offering of such securities,

                           (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii)), or

                           (e) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors then on the Board approve a resolution providing expressly that the acquisition pursuant to this clause (e) does not constitute a Change in Control under this paragraph (ii);

                  (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination:

                           (a)      more than 50% of the total voting power of
                                    (1) the corporation





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                                    resulting from such Business Combination
                                    (the "Surviving Entity"), or (2) if
                                    applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors ("Total Voting Power") of the Surviving Entity (the "Parent Entity"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination,

                           (b) no person (other than any employee benefit plan (or related trusts) sponsored or maintained by the Surviving Entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the Total Voting Power of the outstanding voting securities eligible to elect directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity), and

                           (c) at least a majority of the members of the board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in
                                    (a), (b) and (c) above shall be deemed to be a "Non-Control Transaction"); or

                  (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person by more than one percent, a Change in Control of the Company shall then occur.

         (B) "DISABILITY" or "DISABLED" means eligibility for disability benefits under the terms of FirstMerit's Long-Term Disability Plan for executive level employees in effect at the time of termination of Executive's employment.



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         (C)      "TERMINATION DATE" means the date on which Executive's
                  employment with FirstMerit terminates.

         (D) "TERMINATION OF EMPLOYMENT FOR CAUSE" means the termination of Executive's employment by FirstMerit for any of the following reasons:

                  (i) Felonious criminal activity whether or not affecting FirstMerit;

                  (ii) Disclosure to unauthorized persons of FirstMerit information which is believed by the Board of Directors of FirstMerit, acting in good faith, to be confidential; provided, however, that any such disclosure shall not be considered to be "cause" for termination to the extent that:

                           (a) it is required of Executive pursuant to an order of a court having competent jurisdiction or a subpoena from an appropriate government agency; or

                           (b) it is made by Executive in the ordinary course of business within the scope of his authority;

                  (iii) Dishonesty or the breach of any contract with or violation of any legal obligation to FirstMerit;

                  (iv) Gross negligence or insubordination in the performance of duties held by the President and Chief Operating Officer of FirstMerit.

         (E) "TERMINATION OF EMPLOYMENT WITHOUT CAUSE" means the termination of Executive's employment by FirstMerit for any reason other than Death, Disability or For Cause.

         (F) "TERMINATION OF EMPLOYMENT FOR GOOD REASON" means the voluntary termination of Executive's employment by Executive for any of the following reasons:

                  (i) Involuntary reduction in Executive's Base Salary unless such reduction occurs simultaneously with a company-wide reduction in officers' salaries;

                  (ii) Involuntary discontinuance or reduction in Executive's incentive compensation award opportunities under FirstMerit's plan unless a company-wide discontinuance or reduction of all officers' incentive compensation award opportunities occurs simultaneously with such discontinuance or reduction;

                  (iii) Significant reduction in Executive's responsibilities and status within the FirstMerit organization, or a change in his title or office without prior written consent of Executive;



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                  (iv)     Involuntary discontinuance of Executive's
                           participation in any employee benefit plans maintained by FirstMerit unless such plans are discontinued by reason of law or loss of tax deductibility to FirstMerit with respect to contributions to such plans, or are discontinued as a matter of FirstMerit policy applied equally to all participants in such plans;

                  (v) A material breach of this Agreement, which breach is not corrected within a reasonable time after notice.

7.2 TERMINATION OF EMPLOYMENT UPON DEATH. If Executive's employment is terminated by reason of Death, his estate shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date, any unpaid bonus due with respect to a year prior to the year in which the termination occurred, and such other benefits as may be available to him or his estate through FirstMerit's benefit plans and policies (including the Membership Agreement entered into in connection with the SERP as described in Section 5.1(C)).

7.3 TERMINATION OF EMPLOYMENT UPON DISABILITY. If Executive's employment is terminated due to his inability to perform his duties because of Disability, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date, any unpaid bonus due with respect to a year prior to the year in which the termination occurred, and such other benefits as may be available to him through FirstMerit's benefit plans and policies (including the Membership Agreement entered into in connection with the SERP as described in Section 5.1(C)).

7.4 TERMINATION OF EMPLOYMENT BY FIRSTMERIT FOR CAUSE. If Executive's employment is terminated For Cause, Executive shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies in effect at the time of termination.

7.5 TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON

         (A) If there is a Termination of Employment Without Cause or a Termination of Employment For Good Reason, and the Termination Date is prior to the expiration of the Term, Executive's Base Salary and benefits (including credit for Years of Service under the SERP) shall continue for a period of thirty (30) months following the month in which the Termination Date occurs. Notwithstanding the preceding sentence, if a termination of employment under this Section 7.5(A) occurs following a Change in Control, and if the compensation and benefits provided under this Section 7.5(A), either alone or in conjunction with other compensation or benefits received by Executive, constitute Parachute Payments, then the compensation and benefits payable under this Section 7.5(A), and under any other employment agreement to which the Executive is party or employee benefit plan or program in which the Executive is participating, shall be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a



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                  reduction. The following steps shall be followed in
                  implementing the provisions of this paragraph 7.5(a):

                  (i) The Accountant shall first determine the total amount of the Parachute Payments and Net After Tax Amount of such Parachute Payments.

                  (ii) Next, the Accountant shall determine the amount of the Executive's Reduced Parachute Payments and the Net After Tax Amount of such Reduced Parachute Payments.

                  (iii) If the Accountant determines that the Net After Tax Amount of the Reduced Parachute Payments is greater than the Net After Tax Amount of the total Parachute Payments, the Executive shall receive the Reduced Parachute Payments. If the Accountant determines that the Net After Tax Amount of the total Parachute Payments is greater than or equal to the Net After Tax Amount of the Reduced Parachute Payments, the Executive shall receive the total Parachute Payments. If the Accountant determines that the Executive's Parachute Payments should be reduced to an amount equal to the Reduced Parachute Payments, FirstMerit shall give prompt notice to that effect to the Executive with a copy of the Accountant's calculations. The Executive may then elect, in his sole discretion, within ten (10) days after his receipt of such notice, which and how much of the Parachute Payments, including without limitation the compensation and benefits payable pursuant to this
                           Section 7.5(A), shall be eliminated or reduced to arrive at the amount of the Reduced Parachute Payments. If the Executive does not make an election within such ten-day period, FirstMerit shall, in is sole discretion, make the election to reduce the Parachute Payments to arrive at the amount of the Reduced Parachute Payments and shall notify the Executive promptly thereof. All determinations made by the Accountant pursuant to this Section 7.5(A) shall be binding upon FirstMerit and the Executive and shall be made within sixty (60) days after the occurrence of an event which triggers the payment of benefits under this Section 7.5(A).

                  (iv) The following definitions shall apply for purposes of this Section 7.5(A):

                           (a) "Accountant" means the accounting firm approved by FirstMerit's shareholders as FirstMerit's independent auditor immediately prior to the occurrence of an event which triggers the payment of compensation or benefits under this Section 7.5(A).

                           (b) "Parachute Payment" means a payment that is described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payment exceeds the limit prescribed in Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment shall be determined in accordance with Code Section


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                                    280G and the regulations promulgated
                                    thereunder, or, in the absence of final
                                    regulations, the proposed regulations
                                    promulgated under Code Section 280G.

                           (c) "Net After Tax Amount" means the amount of any Parachute Payments or Reduced Parachute Payments, as applicable, net of the taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to the Executive as in effect on the date of the payment under this Section 7.5(A). The determination of the Net After Tax Amount shall be made using the highest combined effective rates of the taxes described in the preceding sentence imposed on income of the same character as the Parachute Payments or Reduced Parachute Payments, as applicable, in effect for the year for which the determination is made.

                           (d) "Reduced Parachute Payment" means the largest amount of Parachute Payments that may be paid to the Executive without liability for any excise tax under Code
                                    Section 4999.

         (B) If there is a Termination of Employment Without Cause or a Termination of Employment For Good Reason, and the Termination Date is after the expiration of the Term, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies.

7.6 TERMINATION OF EMPLOYMENT OTHER THAN FOR GOOD REASON. If Executive terminates employment with FirstMerit other than for Good Reason, Executive shall be entitled to receive only his Base Salary to which he was entitled through the Termination Date and such other benefits as may be available to him through FirstMerit's benefit plans and policies.

7.7 EFFECT OF TERMINATION. Upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of FirstMerit to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Section 8 of this Agreement and the provisions hereof relating to the obligations of FirstMerit described in the preceding sentence, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

8. CONFIDENTIALITY AND NON-COMPETE

8.1 NON-DISCLOSURE. Executive expressly covenants and agrees that he will not reveal, divulge or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning FirstMerit or its business, or anything connected therewith.



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8.2 RETURN OF MATERIALS. Executive agrees to deliver or return to FirstMerit upon termination or expiration of this Agreement or as soon thereafter as possible, all information, whether written or stored in media used in computer systems or otherwise, and any other similar items furnished by FirstMerit or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of this Agreement or Executive's employment.

8.3 NON-COMPETE. If Executive terminates his employment other than for Good Reason during the Term, or if FirstMerit terminates Executive's employment for Cause during the Term, then, until the first anniversary of the Termination Date, Executive shall not become associated, directly or indirectly, with any entity, whether as a shareholder (other than as a holder of not more than one percent (1%) of the outstanding voting shares of any publicly traded company), principal, partner, employee or consultant (such activities collectively referred to as an "Associate"), that is actively engaged in any business which is in competition with FirstMerit or any of its subsidiaries or affiliates in any geographic area in which FirstMerit or any of its subsidiaries or affiliates does business at the date of such termination. If Executive incurs a Termination of Employment for Good Reason or a Termination of Employment Without Cause during the Term, then, until the cessation of payments under Section 7.5(A), Executive shall not become an Associate of any entity that is actively engaged in any business which is in competition with FirstMerit or any of its subsidiaries or affiliates in the State of Ohio, and such other geographic area as FirstMerit or any of its subsidiaries or affiliates may have begun doing business as of the Termination Date.

8.4 INJUNCTIVE RELIEF. Executive acknowledges that it is impossible to measure in money the damages that will accrue to FirstMerit by reason of Executive's failure to observe any of the obligations imposed on him by this Section 8. Accordingly, if FirstMerit shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to FirstMerit, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists.

9. MISCELLANEOUS

9.1 ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that Executive shall not assign this Agreement.

9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision was not originally a part of this Agreement. The parties agree to the sole jurisdiction and venue of the Common Pleas Court in Summit County, Ohio, for any disputes arising hereunder.

9.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by FirstMerit, and any oral or written statements, representations, agreements or understandings made or entered into prior to or



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contemporaneously with the execution of this Agreement, are hereby rescinded, revoked and rendered null and void by the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year above first written.

                                            FIRSTMERIT CORPORATION



                                            By: /s/ John R. Cochran
                                                -------------------------------
                                                 John R. Cochran, Chairman and
                                                 Chief Executive Officer

                                                /s/ Sid A. Bostic
                                                --------------------------------
                                                    Sid A. Bostic

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